Exhibit 99.1

Aldeyra Therapeutics Reports Third Quarter and Year to Date 2014 Financial Results

Lexington, MA, November 10, 2014 – Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, today announced its financial results for the third quarter and nine months ended September 30, 2014.

Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra, commented, “We continued to execute our business strategy during the third quarter, and, by year end, we expect to file Investigational Drug Applications for clinical testing of our lead product candidate, NS2, for the treatment of Sjögren-Larsson Syndrome and acute anterior uveitis. Accordingly, we remain on track with the initiation of our clinical trials in the near term, with data expected in 2015.”

Third Quarter and Nine Months Ended September 30, 2014 Financial Review

For the third quarter of 2014, Aldeyra reported net losses attributable to common stockholders of approximately $2.0 million compared to net income of approximately $878,000 for the third quarter of 2013. Basic and diluted net loss per share was $0.36 for the three months ended September 30, 2014 compared to basic net income of $2.76 and diluted net loss per share of $9.81 for the same period in 2013. In periods prior to September 30, 2014, Aldeyra’s net income and losses were impacted by the changing nature of the fair market value of its derivative liabilities consisting of convertible preferred stock, preferred stock rights and rights option liabilities. In connection with Aldeyra’s initial public offering, all of the preferred stock derivative instruments were converted into Aldeyra’s common stock in May 2014.

Research and development expenses totaled approximately $1.2 million for the third quarter of 2014 compared to approximately $666,000 for the third quarter of 2013. The year-over-year increase of approximately $530,000 in research and development expenses was primarily related to an increase in Aldeyra’s external research and development expenditures and increased headcount.

For the third quarter of 2014, general and administrative expenses were approximately $772,000 compared to approximately $500,000 for the third quarter of 2013. The increase of approximately $272,000 is primarily related to increases in costs associated with being a public company and the addition of general and administrative personnel.

Total operating expenses for the third quarter of 2014 were approximately $2.0 million compared to total operating expenses of approximately $1.2 million for the third quarter of 2013.

For the nine months ended September 30, 2014, Aldeyra reported net losses attributable to common stockholders of approximately $7.1 million compared to net income of approximately $316,000 for the first nine months of 2013. Basic and diluted net loss per share was $2.21 and $2.89, respectively, for the nine months ended September 30, 2014. Basic net income per share was $1.00 and diluted net loss per share was $5.37 for the same period in 2013.

Research and development expenses totaled approximately $2.3 million for the first nine months of 2014 compared to approximately $1.1 million for the same period of 2013. The period-over-period increase of approximately $1.2 million in research and development expenses was primarily related to an increase in Aldeyra’s external research and development expenditures and increased headcount.

For the first nine months of 2014, general and administrative expenses were approximately $2.6 million compared to approximately $1.3 million for the same period of 2013. The increase of approximately $1.3 million is primarily related to increases in costs associated with being a public company and the addition of general and administrative personnel.

Total operating expenses for the nine months ended September 30, 2014 were approximately $4.9 million compared to total operating expenses of approximately $2.4 million for the nine month period of 2013.

Square 1 Loan Agreement

Aldeyra amended its term loan agreement (the Loan Agreement) with Square 1 Bank. Aldeyra will use the proceeds from the Loan Agreement to refinance its outstanding loans from Square 1, fund expenses related to Aldeyra’s clinical trials and for general working capital purposes.

Stephen Tulipano, Chief Financial Officer of Aldeyra, commented, “This will be our third financing with Square 1, which we believe demonstrates the confidence our lenders have in the Company and its lead product candidate, NS2. This loan enables us to refinance our current debt, and also enhances our financial flexibility as we progress through clinical development. While we are well capitalized to fund our clinical trials in Sjögren-Larsson Syndrome and acute anterior uveitis, we feel that securing access to additional financing is prudent capital management as we seek to create long-term value for the Company and its stockholders.”

The term loans under the Loan Agreement will be made available to Aldeyra in two tranches. The first tranche of $2.0 million will be made available on or about November 10, 2014, and will be used primarily to refinance outstanding debt. The second tranche of amounts not exceeding $3.0 million in aggregate is to be made available to Aldeyra, and at Aldeyra’s discretion can be drawn down, following the satisfaction of certain conditions, including receipt of positive phase 2 data in either Sjögren-Larsson Syndrome or acute anterior uveitis.

About NS2

NS2, a product candidate that is designed to trap and allow for disposal of free aldehydes, is under development for the treatment of Sjögren-Larsson Syndrome (SLS), a rare disease caused by mutations in an enzyme that metabolizes fatty aldehydes, and acute anterior uveitis, a rare disease characterized by severe inflammation and pain in the anterior eye.

About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra plans to file Investigational New Drug applications for clinical testing of NS2 in 2014 for the treatment of Sjögren-Larsson Syndrome and acute anterior uveitis. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

About Square 1 Bank

Square 1 Bank is a full service commercial bank dedicated exclusively to serving the financial needs of the venture capital community and entrepreneurs in all stages of growth and expansion. Square 1’s expertise, focus and strong capital base provide flexible resources and unmatched support to meet our clients’ needs. Square 1 has offices coast-to-coast in Austin, the Bay Area, Boston, Denver, Durham, Los Angeles/Orange County, New York, San Diego, Seattle and Washington, DC. For more information, visit www.square1bank.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval of Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to satisfy the conditions for the second tranche term loan and its ability to maintain compliance with its obligations under the Loan Agreement; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Aldeyra’s quarterly report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC in the fourth quarter of 2014.

In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

(Financial Statements to follow.)

ALDEYRA THERAPEUTICS, INC.

BALANCE SHEETS (Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$10,142,137	$3,262,354
Prepaid expenses and other current assets	202,612	8,412

Total current assets	10,344,749	3,270,766
Deferred offering cost	—	472,467
Fixed Assets, net	5,768	—

Total assets	$10,350,517	$3,743,233

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$482,470	$341,853
Convertible notes payable - related parties	—	85,000
Accrued interest on convertible notes payable - related parties	—	2,125
Accrued expenses	363,661	117,873
Current portion of credit facility	—	58,160

Total current liabilities	846,131	605,011

Credit facility, net of current portion and debt discount	1,240,828	1,129,015
Accrued deferred offering costs	—	394,368
Convertible preferred stock warrant liability	—	253,247
Convertible preferred stock warrant liabilities - related parties	—	3,265,620

Total liabilities	2,086,959	5,647,261

Commitments and contingencies (Note 13)
Redeemable convertible preferred stock:
Series A Preferred Stock, $0.001 par value, none authorized, issued and outstanding as of September 30, 2014 and 24,000,000 shares authorized; 980,391 shares issued and outstanding as of December 31, 2013 (Liquidation preference of $36,000,000)	—	29,291,865
Series B Preferred Stock, $0.001 par value, none authorized, issued and outstanding as of September 30, 2014 and 38,000,000 shares authorized; 1,316,681 shares issued and outstanding as of December 31, 2013 (Liquidation preference of $20,377,506)	—	9,025,433

Total redeemable convertible preferred stock	—	38,317,298

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2014; none authorized, issued or outstanding as of December 31, 2013	—	—
Common stock, voting, $0.001 par value; 150,000,000 authorized and 5,565,415 shares issued and outstanding as of September 30, 2014; 65,000,000 shares authorized; 327,365 shares issued and outstanding as of December 31, 2013	5,565	327
Additional paid-in capital	52,324,911	1,102,685
Accumulated deficit	(44,066,918)	(41,324,338)

Total stockholders’ equity (deficit)	8,263,558	(40,221,326)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$10,350,517	$3,743,233

ALDEYRA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$1,195,668	$666,040	$2,303,854	$1,141,323
General and administrative	772,467	500,416	2,555,692	1,302,361

Loss from operations	(1,968,135)	(1,166,456)	(4,859,546)	(2,443,684)

Other income (expense):
Change in fair value of preferred stock warrant liabilities	—	940,700	2,327,502	627,100
Change in fair value of convertible preferred stock rights and rights option liabilities	—	9,551,186	—	5,628,986
Interest income	—	7	3	23
Other expenses	—	(1,987)	—	(1,987)
Interest expense	(41,071)	(14,467)	(210,539)	(45,172)

Total other income (expense), net	(41,071)	10,475,439	2,116,966	6,208,950

Net income (loss) and comprehensive income (loss)	(2,009,206)	9,308,983	(2,742,580)	3,765,266
Accretion of preferred stock	—	(189,792)	(333,082)	(463,046)
Allocation of undistributed earnings to preferred stockholders	—	(8,241,671)	—	(2,986,631)
Deemed dividend	—	—	(4,053,570)	—

Net income (loss) attributable to common stockholders	$(2,009,206)	$877,520	$(7,129,232)	$315,589

Net income (loss) per share attributable to common stockholders:
Basic	$(0.36)	$2.76	$(2.21)	$1.00

Diluted	$(0.36)	$(9.81)	$(2.89)	$(5.37)

Weighted average common shares outstanding:
Basic	5,565,413	317,375	3,229,338	314,972

Diluted	5,565,413	979,837	3,272,730	1,106,031

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Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

David Burke/Lee Roth

The Ruth Group

Tel: +1 646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com